Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
mail@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Third Quarter Results,

Provides Business Update
Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (November 10, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced operating and financial results for the three and nine months ended September 30, 2009, and provided an update on Ceplene® and several of the Company’s key product candidates. Ceplene® (histamine dihydrochloride) administered with low-dose interleukin-2 (IL-2) is the Company’s treatment for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission.

“We achieved a number of important regulatory and commercial milestones during the quarter, particularly the acceptance for review of our NDS for Ceplene® in Canada, and our continuing efforts to build recognition and adoption in Europe of Ceplene® plus IL-2 as an effective treatment for AML patients,” said Jack Talley, president and chief executive officer of EpiCept. “The hiring last week of a senior vice president, sales and marketing, a newly created position, is validation of our commitment to maximize the commercial success of Ceplene®. We look forward to building upon these milestones in the fourth quarter as we advance EpiCept forward in its evolution as a commercial enterprise,” Mr. Talley concluded.

Business Update

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with AML in first remission; AML is the most deadly form of leukemia in adults.

The Company continues to aggressively pursue potential licensees for the European marketing rights to Ceplene®. EpiCept is actively engaged in diligence discussions with several interested parties at this time.

In June 2009 EpiCept announced a Named Patient Program for Ceplene® in Europe and certain other markets through a partnership with IDIS. During the third quarter, EpiCept joined the Corporate Partners program of the European LeukemiaNet Foundation (ELN) and established a Scientific Advisory Board (SAB) in collaboration with ELN to foster adoption of Ceplene®/IL-2 in Europe. ELN is an EU-funded organization of physicians, scientists and patients with interest in leukemia that aims to improve the treatment and knowledge of leukemia in Europe. Membership of EpiCept’s Ceplene® SAB consists of key opinion leaders who collectively practice in all of the major countries in the European Union.

EpiCept recently announced the appointment of Bernard Tyrrell as senior vice president, sales and marketing. Mr. Tyrrell has considerable oncology experience from his prior tenure at Astra Zeneca and Otsuka. He has been given responsibility for developing and implementing a commercialization strategy for Ceplene® in North America, and planning and initiating efforts to build recognition of Ceplene® in Europe prior to the conclusion of a marketing agreement and formal commercial launch there.

During the third quarter, the Company continued patient enrollment into its post-approval clinical study with Ceplene® following Ethics Committee and Competent Authority approvals in Sweden, Belgium and France. This study will enroll up to 150 patients at approximately 25 centers across Europe with sites in Sweden, Belgium, France, the U.K., Spain and Italy. The two primary objectives of the study are to further demonstrate the clinical pharmacology of Ceplene® by assessing certain immunologic biomarkers in AML patients in first remission, and to measure the effect of Ceplene®/IL-2 on minimal residual disease in the same patient population. Secondary objectives will assess leukemia-free survival after a follow-up period of up to two years.

EpiCept also completed during the quarter a study demonstrating the pharmacoeconomic benefits of Ceplene® for the remission maintenance of AML patients in first remission. The study concluded that the budget impact to adopt the use of Ceplene® plus low-dose IL-2 for AML is well within the established per-patient reimbursement threshold for a new drug in the UK. EpiCept believes these findings, which were presented in two separate poster presentations at the Twelfth Annual European Congress of the International Society of Pharmacoeconomics and Outcomes Research, will guide the pricing and reimbursement rationale for Ceplene® in the European Union.

The Company’s New Drug Submission (NDS) for Ceplene® was recently screened and accepted for review by Health Canada. Health Canada’s performance target for the completion of review and a decision is within 300 days. EpiCept also announced that its marketing partner recently filed an application for marketing approval for Ceplene® with the Israeli Ministry of Health.

EpiCept continues its preparation of a New Drug Application (NDA) that will be filed with the U.S. Food and Drug Administration (FDA). The Company is generating certain non-clinical data that the FDA requested be part of the submission. The Company intends to file the NDA once this data has been obtained.

EpiCept is also continuing its efforts to expand the uses for which Ceplene® may be an effective treatment for other hematologic diseases. The Company is working with investigators to initiate a clinical trial of Ceplene® for the remission maintenance of patients suffering from myelodsyplastic syndrome, a bone marrow disease that may progress to AML. This trial is expected to commence enrollment near year end, after receipt of relevant ethics committee approvals.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In January 2009 EpiCept reported positive top-line results from a 360-patient Phase IIb trial of NP-1 in patients with post-herpetic neuralgia. In this trial NP-1 achieved statistically significant pain relief compared with placebo and was statistically comparable in pain relief to the market leader gabapentin. EpiCept intends to partner this compound prior to commencement of a Phase III trial in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval. The partnering effort commenced in the second quarter 2009 and has attracted the interest of several prospective partners. The Company is seeking to complete a partnership in 2010.

•	Crinobulin (EPC2407) — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In preclinical in vitro and in vivo studies, crinobulin was shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. In May 2009 EpiCept announced the completion of a Phase Ia study that determined crinobulin’s maximum tolerated dose and provided evidence of clinical symptomatic activity and radiographic evidence of efficacy in end-stage cancer patients. The Company is making preparations to initiate a Phase Ib trial for the compound in combination with other chemotherapeutic agents.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myriad Pharmaceuticals, Inc., a public company formed from a spin off of the pharmaceutical assets of Myriad Genetics, is currently conducting Phase II trials for Azixa. Myriad Pharmaceuticals has announced its intention to disclose the outcome of at least one of its ongoing Phase II Azixa trials at the meeting of the American Association for Cancer Research being held November 15-18, 2009. If successful these results could lead to Phase III registration trials for the compound, which would trigger a milestone payment to EpiCept.

Financial Highlights

For the third quarter of 2009, the net loss attributable to common stockholders was $4.8 million, or $0.04 per share, compared with a net loss attributable to common stockholders of $6.2 million, or $0.09 per share, for the third quarter of 2008. For the nine months ended September 30, 2009, the net loss attributable to common stockholders was $34.4 million, or $0.30 per share, compared with a net loss attributable to common stockholders of $20.0 million, or $0.36 per share, for the nine months ended September 30, 2008. As of September 30, 2009, EpiCept had cash and cash equivalents of $9.5 million and 132.1 million shares outstanding.

Selling, General and Administrative Expense
Selling, general and administrative expenses in the third quarter of 2009 were $1.9 million, down 28%, or $0.7 million, from $2.6 million in the third quarter of 2008. The decrease was primarily attributable to lower non-cash compensation, lender fees and legal fees. Selling, general and administrative expenses in the first nine months of 2009 were $5.6 million, down 24%, or $1.8 million from $7.4 million in the first nine months of 2008.

Research and Development Expense
Research and development (R&D) expenses in the third quarter of 2009 were $3.2 million, up 15%, or $0.4 million, from $2.8 million in the third quarter of 2008. The increase was primarily attributable to higher clinical trial expenses of $1.0 million as a result of our open-label trial of Ceplene® and fees paid to terminate a license agreement, partially offset by lower salary and salary related expenses. Our clinical effort during the third quarter of 2009 was focused on the open-label trial of Ceplene® that will meet our post-approval requirements with the EMEA. During the third quarter of 2008, our clinical efforts were focused on the completion of the clinical trials of NP-1 and preparation for the reexamination of our marketing application for Ceplene®. For the nine months ended September 30, 2009, R&D expenses were $9.2 million, down 4%, or $0.4 million, from $9.6 million for the nine months ended September 30, 2008.

Other Income (Expense)
Other income (expense) during the third quarter of 2009 amounted to net income of $0.2 million, compared with net expense of $0.8 million in the third quarter of 2008. Other income, net in the third quarter of 2009 was primarily attributable to a $0.3 million foreign exchange gain.  Other expense, net in the third quarter of 2008 was primarily attributable to a $0.6 million foreign exchange loss. Other expense, net for the nine months ended September 30, 2009 was $19.8 million, up $16.7 million, from $3.1 million for the nine months ended September 30, 2008. Other expense, net for the nine months ended September 30, 2009 consisted of $10.5 million in amortization of debt issuance costs and discount and $9.4 million in interest expense related to the conversions of the Company’s February 2009 debt, and a $0.3 million decrease in the fair value of certain warrants and derivatives. Other expense, net for the nine months ended September 30, 2008 was primarily attributable to a $2.0 million loss on the extinguishment of debt ($1.7 million non-cash loss) and interest expense of $1.1 million.

Net Cash Used in Operating Activities
Net cash used in operating activities for the first nine months of 2009 was $25.7 million, compared with $11.9 million for the first nine months of 2008. For the first nine months of 2009, cash was used primarily to fund the Company’s loss from operations, expenses related to our convertible debt financing and increased payments to vendors. Cash used for the first nine months of 2009 included interest expense of $9.4 million as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 27.2 million shares of EpiCept’s common stock, which was paid from escrowed cash established from the proceeds of the financing to make interest payments. The Company also used $1.1 million to acquire inventory of Ceplene® for use by IDIS and for commercial sale in Europe. The 2009 net loss was partially offset by non-cash charges of $10.5 million of amortization of deferred financing costs and discount on loans, $1.0 million of non-cash stock-based compensation and $0.3 million of depreciation and amortization expenses.

Net Cash Used in Investing Activities
Net cash used in investing activities for the first nine months of 2009 was $0.1 million, compared with net cash provided by investing activities of $0.3 million for the first nine months of 2008. During the first nine months of 2009, cash was used to establish restricted cash for a $9.4 million make-whole interest payment resulting from the issuance of $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes. As the result of the conversion of $24.5 million in aggregate principal amount of the 7.5556% notes, the Company released $9.3 million from restricted cash to pay the interest on these notes.

Net Cash Provided by Financing Activities
Net cash provided by financing activities for the first nine months of 2009 was $34.5 million compared with $9.9 million for the first nine months of 2008. During the first nine months of 2009, the Company issued $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes, netting the Company $14.0 million after $1.6 million in transaction costs and the establishment of an escrow account for $9.4 million in make-whole interest. In June 2009 the Company raised $9.6 million in gross proceeds, $8.9 million net of $0.7 million in transaction costs, in connection with the issuance of common stock and warrants. The Company also received proceeds of $3.8 million related to the exercise of approximately 10.1 million common stock warrants in the first nine months of 2009, of which $0.8 million was received during the third quarter.

Liquidity
EpiCept’s management believes that existing cash and cash equivalents will be sufficient to meet projected operating and debt service requirements into the second quarter of 2010. Additional funding for the Company’s operations is anticipated to be derived from sales of Ceplene® in Europe, fees from the Company’s strategic partners including a marketing partner for Ceplene® in Europe, strategic relationships for other product candidates including NP-1 or other financing arrangements. See our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 for a further discussion of the Company’s liquidity and cash position.

Conference Call

EpiCept will host a conference call to discuss these results today at 9:00 a.m. Eastern time. To participate in the live call, please dial from the U.S. or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 39485985). The conference call will also be broadcast live on the Internet and can be accessed at www.epicept.com. The webcast will be archived for 90 days.

A telephone reply of the call will be available for seven days by dialing from the U.S. and Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 39485985).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCeptTM NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not be launched or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted by The Nasdaq Capital Market and that any appeal of the delisting determination may not be successful, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCept™ NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myriad Genetics, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	September 30,	December 31,
	2009	2008
Cash and cash equivalents	$9,492	$790
Restricted cash	251	71
Property and equipment, net	390	502
Total assets	$11,962	$2,271
Accounts payable and other accrued liabilities	$4,046	$5,995
Deferred revenue	9,713	9,990
Notes and loans payable	2,440	3,552
Total stockholders’ deficit	(5160)	(17,730)
Total liabilities and stockholders’ deficit	$11,962	$2,271

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statements of Operations Data
(in $000s except share and per share data)
	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$116	$78	$322	$169

Operating expenses:
Selling, general and administrative	1,897	2,628	5,652	7,465
Research and development	3,239	2,812	9,221	9,598

Total operating expenses	5,136	5,440	14,873	17,063

Loss from operations	(5,020)	(5,362)	(14,551)	(16,894)

Other income (expense):
Interest income	11	9	26	29
Foreign exchange gain	268	(567)	361	(182)
Interest expense	(72)	(243)	(19,905)	(1,094)
Loss on extinguishment of debt	—	—	—	(1,975)
Change in value of warrants and derivatives	—	—	(305)	113

Other income (expense), net	207	(801)	(19,823)	(3,109)

Net loss before income taxes	(4,813)	(6,163)	(34,374)	(20,003)
Income taxes	—	—	(4)	(3)

Net loss	$(4,813)	$(6,163)	$(34,378)	$(20,006)
Basic and diluted loss per common share	$(0.04)	$(0.09)	$(0.30)	$(0.36)

Weighted average common shares outstanding	131,222,881	69,406,850	116,482,878	56,325,365

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statements of Cash Flows Data
(in $000s)
	Nine Months Ended September 30,
	2009	2008
Net cash used in operating activities	$(25,714)	$(11,936)
Net cash (used in) provided by investing activities	(65)	297
Net cash provided by financing activities	34,489	9,927
Effect of exchange rate changes on cash	(8)	50

Net increase (decrease) in cash and cash equivalents	8,702	(1,662)
Cash and cash equivalents at beginning of period	790	4,943

Cash and cash equivalents at end of period	$9,492	$3,281

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statements of Stockholders Deficit Data
(in $000s)
	Nine Months Ended September 30,
	2009	2008
Stockholders’ deficit at beginning of period	$(17,730)	$(14,177)
Net loss for the period	(34,378)	(20,006)
Stock-based compensation expense	1,003	1,934
Foreign currency translation adjustment	(451)	235
Share, option and warrant issuance	21,896	16,106
Issuance of common stock as payment of loan	24,500	—

Stockholders’ deficit at end of period	$(5,160)	$(15,908)

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